UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2006

Avigen, Inc.
 (Exact name of Registrant as specified in its charter)

Delaware	000-28272	13-3647113

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway, Alameda, California	94502
(Address of principal executive offices)	(Zip Code)

 (510) 7487150
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

          On May 31, 2006, the stockholders of Avigen, Inc., upon the recommendation of the Board of Directors of Avigen, approved the Avigen, Inc. 2006 Equity Incentive Plan (the “2006 Incentive Plan”). The 2006 Incentive Plan is an amendment and restatement of Avigen’s 2000 Equity Incentive Plan (the “2000 Incentive Plan”). The amendment and restatement of 2000 Incentive Plan as the 2006 Incentive Plan:

•	did not increase the number of shares available for grant under the plan;

•	enables Avigen to grant incentive stock options to its employees, which enhance the after-tax value of these options to the recipients;

•

enables Avigen to use a greater array of stock awards than are currently available under the 2000 Incentive Plan to provide equity incentives to its employees, directors and consultants, which has become more beneficial as a result of recent changes in accounting rules and current trends in equity awards; and

•	removes the forty percent limitation on grants to officers and directors, as described below.

          The 2000 Incentive Plan was adopted by the Board in June 2000 without stockholder approval. The 2000 Incentive Plan only permitted the grant of nonstatutory stock options, and the aggregate number of shares issued pursuant to stock awards granted to officers and directors could not exceed 40% of the total number of shares reserved for issuance under the 2000 Incentive Plan (except that awards granted to officers not previously employed by Avigen as an inducement essential to such individuals entering into employment relationships with Avigen are excluded from this calculation).

          A fuller description of the 2006 Incentive Plan and the changes from the 2000 Incentive Plan may be found in Avigen’s proxy statement, filed with the Securities and Exchange Commission on April 20, 2006.  In addition, the full text of the 2006 Incentive Plan is attached to that proxy statement.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2006	By:	/s/ M. Christina Thomson

M. Christina Thomson
Vice President, Corporate Counsel and Secretary